Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | June 16, 2020 Issuer: Tenor: Reference Asset: Maximum Retun: Barclays Bank PLC Approximately 2 years The iShares MSCI Emerging Markets ETF (Bloomberg ticker: 'EEM <US Equity>') 28.80% (to be determined on the Initial Valuation Date and will not be less than 28.80%) 80.00% of the Initial Value 15.00% The greater of (a) the Reference Asset Return or (b) the Maximum Return 06747PZ77 / US06747PZ773 The Closing Value of the Reference Asset on the Initial Valuation Date The Closing Value of the Reference Asset on the Final Valuation Date June 12, 2020 June 17, 2020 June 13, 2022 June 16, 2022 Hypothetical Payment at Maturity Barrier Value: Digital Percentage: Return Factor: CUSIP / ISIN: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Selected Structure Definitions Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to: If the Final Value is greater than or equal to the Initial Value, an amount calculated as follows:  $1,000 + [$1,000 x the greater of (a) Digital Percentage or (b) Return Factor] If the Reference Asset Return is 28.80% or more, you will receive a payment at maturity of $1,288.00 per $1,000 principal amount of notes. I f the Final Value is less than the Initial Value but greater than or equal to the Barrier Value, a payment of $1,000 per $1,000 principal amout Note. If the Final Value is less than the Barrier Value, an amount calculated as follows: $1,000 + [$1,000 x Reference Asset Return]   If the Final Value is less than the Barrier Value, your notes w ill be fully exposed to the decline of the Reference Asset from the Initial Value. You may lose up to 100.00% of the principal amount of your notes at maturity. Reference Asset Return: The performance of the Reference Asset from the Initial Value to the Final Value All terms that are not defined in thi s fact sheet shall have the meani ngs set forth in the accompanyi ng prel iminary pricing supplement dated June 12, 2020 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bailin Power, as further described  Assuming a Digital Percentage of 15.00% and Maximum Return of 28.80% in the accompanying Pricing Supplement. Reference Asset Return Return Factor Payment at Maturity Total Return on Notes 50.00% 28.80% $1,288.00 28.80% 40.00% 28.80% $1,288.00 28.80% 30.00% 28.80% $1,288.00 28.80% 20.00% 20.00% $1,200.00 20.00% 10.00% 10.00% $1,150.00 15.00% 5.00% 5.00% $1,150.00 15.00% 0.00% 0.00% $1,150.00 15.00% 10.00% 10.00% $1,000.00 0.00% 20.00% 20.00% $1,000.00 0.00% 30.00% N/A $700.00 30.00% 40.00% N/A $600.00 40.00% 50.00% N/A $500.00 50.00% 75.00% N/A $250.00 75.00% Barrier Digital Plus Notes

Fact Sheet | June 16, 2020 Summary Characteristics of the Notes Summary Risk Considerations   Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.75% of the principal amount of the notes, or up to $17.50 per $1,000 principal Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Payment at Maturity, under the terms of the notes. U.K. BailIn Power—Each holder and beneficial owner of notes acknowledges, amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on the   Initial Valuation Date is expected to be between $910.00 and $950.00 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Significant Loss— The notes differ from ordinary debt securities in accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bailin Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. BailIn Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Asset is not an  that the Issuer will not necessarily repay the full principal amount of the notes at maturity. If the Final Value is less than the Barrier Value, your notes will be fully exposed to the decline of the Reference Asset from the Initial Value. You may lose up to 100.00% of the principal amount of your notes.  indication of the future performance of the Reference Asset over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with   Potential Return Limited to the Maximum Return—Your potential return on the the notes, including acting as calculation agent and as a marketmaker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may notes will not exceed the Maximum Return. You will not participate in any appreciation of the Reference Asset beyond the Maximum Return, which may be significant. Payment at Maturity Is Based Solely on the Closing Value on the Final Valuation   be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. Date—The Final Value (and resulting Reference Asset Return) will be based solely on the Closing Value of the Reference Asset on the Final Valuation Date. Accordingly, if the value of the Reference Asset drops on or before the Final Valuation Date, then the Payment at Maturity you may receive on the notes may be significantly less than it would have been had such payment been linked to the value of the Reference Asset prior to such drop.  You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747PZ77.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Barrier Digital Plus Notes